Exhibit 4.4

THIRD AMENDMENT TO RIGHTS AGREEMENT

This THIRD AMENDMENT TO RIGHTS AGREEMENT, dated as of July 11, 2005 (this “Amendment”), is entered into by and between Ask Jeeves, Inc., a Delaware corporation (the “Company”), and Equiserve Trust Company, N.A., a national association and successor to Fleet National Bank, N.A. (the “Rights Agent”).

RECITALS:

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of April 26, 2001, as amended, modified, or supplemented by the Amendment to Rights Agreement, dated as of September 1, 2001, and the Second Amendment to Rights Agreement, dated as of March 22, 2005 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, by action of the Company’s board of directors and that the Rights Agent shall, if the Company so directs, execute such supplement or amendment;

WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, IAC/InterActiveCorp., a Delaware corporation (“IAC”) and AJI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IAC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) at the effective time (the “Effective Time”) as set forth in the Merger Agreement;

WHEREAS, on March 20, 2005, the Board of Directors of the Company resolved that if the Merger Agreement is in full force and effect immediately prior to the Effective Time, the Rights shall expire and no longer be outstanding; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                                       Capitalized Terms.  All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

2.                                       New Section 36.  Section 36 is hereby added to the Rights Agreement to read in its entirety as follows:

Section 36.                                      Termination Date.  This agreement shall automatically terminate and the Rights shall expire and no longer be outstanding immediately at, and conditional upon, the Effective Time of the Merger without any further action and without any notice. If the Merger Agreement is terminated for any reason prior to the Effective Time (as such term is defined in the Merger Agreement), this Section 36 shall not apply and the Rights Agreement and the Rights shall remain in full force and effect.

3.                                       Effective Date.  This Amendment shall be effective as of immediately prior to the Effective Time.

4.                                       Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

5.                                       Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.                                       Headings.  The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

ASK JEEVES, INC.

By:	/s/ Brett M. Robertson
Name: Brett M. Robertson
Title: EVP, General Counsel and Secretary

EQUISERVE TRUST COMPANY, N.A

By:	/s/ Darlene M. DioDato
Name: Darlene M. DioDato
Title: Senior Managing Director